EXHIBIT 99

FOR IMMEDIATE RELEASE

August 9, 2006

INTEGRATED PERFORMANCE SYSTEMS, INC. ANNOUNCES DELAYING SPECIAL SHAREHOLDERS MEETING

WYLIE, Texas, August 9, 2006- Integrated Performance Systems, Inc. (OTC Bulletin Board: IPFS), a leading Electronic Manufacturer Services (EMS) company which designs, engineers and manufactures technologically advanced printed circuit boards, announced today the Division of Corporate Finance of the Securities and Exchange Commission (SEC) has notified the company that they will perform a limited review of the company's proxy statement filed July 27, 2006. In response to that notification, the special meeting originally scheduled for August 31, 2006 will be rescheduled to a later date. The rescheduled date and time for the special meeting will be provided in the definitive proxy statement to be filed upon completion of the SEC review.

About Integrated Performance Systems, Inc.

Integrated Performance Systems, Inc. is a leading Electronic Manufacturer Services (EMS) company through its wholly owned subsidiary Best Circuit Boards, Inc., designs, engineers and manufactures technologically advanced printed circuit boards.  Our customers are generally high-end commercial companies, the military and military suppliers.  The commercial markets are typically characterized by time-sensitive, high technology prototypes and short product life cycles.  The military markets require special certifications and are characterized by high reliability and advanced technology and in many cases are formalized by long-term contracts. Our principal products are complex multi-layer printed circuit boards, including antenna and metalback radio frequency circuit boards.  Printed circuit boards serve as the basis and foundation for electronic equipment.  The circuit boards we produce are sold through direct sales people and manufacturer's representatives to a variety of commercial and military markets.  The commercial markets and their applications include power systems, telecommunications, computer hardware, consumer electronics, instrumentation and controls.  The military applications for our products include satellite communications, avionics, missiles, smart bombs, defense systems, radar detection and test equipment.

For More Information, Contact:

Brad J. Peters, Vice President and Chief Financial Officer
1-800-303-9266
Visit the Company's website at www.lonestarcircuits.com

Jim Drewitz,  Investor Relations
Creative Options Communications
972-355-6070  / jdrewitz@comcast.net

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Certain statements contained herein with respect to factors which may affect future earnings, including management's beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company's annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and other filings with the Securities and Exchange Commission.